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Exhibit 99.1

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

        The following unaudited pro forma combined statement of operations was prepared using the historical consolidated financial statements of Rite Aid Corporation ("Rite Aid" or the "Company") and Jean Coutu Group (PJC) USA, Inc. ("Jean Coutu USA"). This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Rite Aid and Jean Coutu USA that the Company has previously filed with the Securities and Exchange Commission. The accompanying unaudited pro forma combined statement of operations for the 52-week fiscal year ended March 1, 2008 assumes that the Acquisition (defined below) and the financings to consummate the Acquisition took place on the first day of the period presented (March 4, 2007).

        The accompanying unaudited pro forma combined statement of operations gives pro forma effect to Rite Aid's acquisition of Jean Coutu USA (the "Acquisition"), which closed on June 4, 2007, for a purchase price of $2.31 billion in cash and the issuance of 250 million shares of Rite Aid's common stock, using the purchase method of accounting.

        Reclassifications have been made to the statements of operations of Jean Coutu USA to conform it to the Company's financial statement classifications. The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma information does not purport to be indicative of the results that actually would have been achieved if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

RITE AID CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Rite Aid Corporation 52 weeks ended March 1, 2008	Jean Coutu USA 13 weeks ended June 2, 2007	Pro Forma Adjustments		Pro Forma Combined 52 weeks ended March 1, 2008
Revenues	$24,326,846	$2,392,768	$—		$26,719,614
Costs and expenses:
Cost of goods sold	17,689,272	1,783,282	10,649	(1)	19,483,203
Selling, general and administrative expenses	6,366,137	569,679	25,148	(2)	6,960,964
Store closing and impairment charges	86,166	—	22,352	(3)	108,518
Interest expense	449,596	70,990	(17,174	)(4)	503,412
Acquisition related financing commitment charge	12,900	—	—		12,900
Gain on sale of assets and investments, net	(3,726)	—	—		(3,726)
Depreciation and amortization	—	59,744	(59,744	)(5)	—
Interest income	—	(1,595)	1,595	(6)	—
Foreign currency loss	—	24,491	(24,491	)(7)	—

Income (loss) before income taxes	(273,499)	(113,823)	41,665		(345,657)

Income tax (benefit) expense	802,701	(43,195)	—	(8)	759,506

Net income (loss) from continuing operations	$(1,076,200)	$(70,628)	$41,665		$(1,105,163)

Loss per share	$(1.53)				$(1.45)

        See accompanying notes to unaudited pro forma combined statement of operations, including Note 2 for an explanation of the preliminary pro forma adjustments.

Note 1—Basis of Presentation

        The accompanying unaudited pro forma combined statement of operations for the year ended March 1, 2008 assumes that the Acquisition took place on the first day of the period presented (March 4, 2007). Reclassifications have been made to the statements of operations of Jean Coutu USA to conform it to our financial statement classifications, as described in Note 2.

        You should be advised that the following pro forma statement of operations has been prepared for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined company for the period presented, or that will be achieved by us in future periods.

Note 2—Unaudited Pro Forma Adjustments

        The adjustments to the pro forma statement of operations for the year ended March 1, 2008 are preliminary and subject to change as the allocation of the purchase price and estimated transaction costs have not yet been completed. As part of the preparation of this pro forma statement of operations, the Company considered the impact of the adjustments made to allocate the purchase price on depreciation and amortization recorded in this pro forma statement, and concluded the impact of this adjustment was not material. The Company expects to finalize the allocation of the purchase price in the quarter ended May 31, 2008. Following is a description of the pro forma adjustments:

  1.
  Adjustments reflect a reclassification of a portion of the depreciation and amortization expense of Jean Coutu USA to cost of goods sold.

  2.
  Adjustments include a reclassification of a portion of the depreciation and amortization of Jean Coutu USA to selling, general and administrative expense (increase of $49.1 million), a reclassification of closed store and impairment charges of Jean Coutu USA out of selling, general and administrative expense to conform with our presentation (decrease of $22.4 million) and a reclassification of other income of Jean Coutu USA into selling, general and administrative expense (decrease of $1.6 million).

  3.
  Adjustments reflect a reclassification of closed store and impairment charges of Jean Coutu USA to conform to our classification.

  4.
  Adjustments reflect the impact of eliminating the historical interest expense incurred by Jean Coutu USA for intercompany debt to The Jean Coutu Group (PJC) Inc. (the "Jean Coutu Group") and adding interest expense incurred for debt issued for the Acquisition.

  5.
  Adjustments reflect the reclassification of depreciation and amortization of Jean Coutu USA to cost of goods sold and selling, general and administrative expense.

  6.
  Adjustments reflect the reclassification of interest income of Jean Coutu USA to selling, general and administrative expense.

  7.
  Adjustments reflect the elimination of loss on foreign currency exchange between Jean Coutu USA and Jean Coutu Group related to the Canadian dollar intercompany debt that was not acquired as part of the Acquisition.

  8.
  The tax effect of the pro forma adjustments is estimated to be zero as the Company's overall tax expense would not have been impacted by the pro forma adjustments.

Note 3—Unaudited Pro Forma Loss per Share

        Unaudited pro forma loss per share is computed in accordance with SFAS No. 128, "Earnings per Share." Pro forma loss per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period, calculated as if the Acquisition had taken place as of the beginning of the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company, subject to anti-dilution limitations. Because we experienced a pro forma loss, the effect of such exercises or conversions would be anti-dilutive and, accordingly, are not given effect for purposes of calculating diluted loss per share.

Pro forma 52 weeks ended March 1, 2008
Numerator for loss per share:
Net loss from continuing operations	$(1,105,163)
Accretion of redeemable preferred stock	(102)
Cumulative preferred stock dividends	(32,533)
Preferred stock beneficial conversion	(556)

Loss attributable to common stockholders	$(1,138,354)
Basic and diluted weighted average shares	787,100

Basic and diluted loss per share	$(1.45)

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  Exhibit 99.1
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
RITE AID CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (In thousands, except per share amounts)
  Note 1—Basis of Presentation
  Note 2—Unaudited Pro Forma Adjustments
  Note 3—Unaudited Pro Forma Loss per Share